Exhibit (10)(a)

$1,000,000,000

AMENDED AND RESTATED CREDIT AGREEMENT*

among

ALLTEL CORPORATION

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

THE CHASE MANHATTAN BANK,

CITIBANK, N.A.

and

KEYBANK NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and

VARIOUS LENDING INSTITUTIONS

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

Originally dated as of October 11, 1996

Amended as of December 30, 1997

Amended as of July 1, 1998

Amended and Restated as of June 28, 2001

* Conformed to reflect signatures.

TABLE OF CONTENTS
SECTION 1 AMOUNTS AND TERMS OF LOANS	1
1.1 Commitments	1
1.2 Amount of Each Borrowing; Number of Borrowings.	2
1.3 Notices of Borrowing.	2
1.4 Disbursement of Funds.	3
1.5 Evidence of Debt; Notes	4
1.6 Allocation of Borrowings - Syndicate Loans	5
1.7 Interest.	5
1.8 Interest Periods	6
1.9 Increased Costs, Illegality, Etc.	7
1.10 Additional Compensation.	9
1.11 Special Payment Provisions.	9
1.12 Fees.	10
1.13 Reductions and Terminations of Commitments.	11
1.14 Substitutions	11
1.15 [Intentionally deleted.]	12
1.16 Conversion upon Payment Event of Default	12
1.17 Change of Control.	12
SECTION 2 PAYMENTS	12
2.1 Payments on Non-Business Days	12
2.2 Voluntary Prepayments.	13
2.3 Method and Place of Payment, Etc.	13
2.4 Tax Liabilities Imposed on a Bank	14
SECTION 3 CONDITIONS PRECEDENT	14
3.1 Conditions to Effectiveness	14
3.2 Conditions to Effectiveness of Amended and Restated Credit Agreement.	15
3.3 Conditions to Extending Loans.	16
SECTION 4 AFFIRMATIVE COVENANTS	17
4.1 Furnish Financial Statements and Information	17
4.2 Insurance	18
4.3 Taxes, Charges, Etc.	18
4.4 Property.	19
4.5 Corporate Existence, Etc	19
4.6 Records and Visits and Inspections	19
4.7 [Intentionally deleted.]	19
4.8 Licenses; Patents; Trademarks; Etc.	19
4.9 Compliance with Laws	20
4.10 ERISA	20
4.11 Environmental	21
4.12 Long Term Debt to Capitalization Ratio	21
SECTION 5 NEGATIVE COVENANTS	21
5.1 Consolidation; Merger; Sale of Properties	21
5.2 Restrictive Agreements	21
5.3 Indebtedness	22
5.4 Guarantees	22
5.5 Loss of Investment Grade Rating	22
5.6 Nature of Business	22
SECTION 6 EVENTS OF DEFAULT	22
6.1 Payment	23
6.2 Covenants	23
6.3 Representations	23
6.4 Cross-Default	23

i

6.5 Bankruptcy; Insolvency	23
6.6 ERISA	24
6.7 [Intentionally deleted]	24
6.8 Judgments	24
6.9 Environmental.	25
SECTION 7 REPRESENTATIONS, WARRANTIES AND AGREEMENTS	25
7.1 Financial Information.	25
7.2 No Violation	26
7.3 Corporate Status	26
7.4 Taxes, Etc	26
7.5 Governmental Approvals	26
7.6 ERISA.	27
7.7 Regulations U and X	27
7.8 Rank of Debt	27
7.9 Encumbrances	27
7.10 Legal Proceedings	27
7.11 Judgments; Other Agreements	28
7.12 Environmental.	28
7.13 Investment Company Act	28
7.14 Material Adverse Change	28
SECTION 8 AGENT	28
8.1 Appointment	28
8.2 Nature of Duties	29
8.3 Rights Exculpation, Etc.	29
8.4 Reliance.	30
8.5 Indemnification	30
8.6 The Agent Individually	30
8.7 Holders of Notes.	30
8.8 Resignation by the Agent	31
SECTION 9 MISCELLANEOUS	31
9.1 Definitions	31
9.2 Accounting Principles	39
9.3 Exercise of Rights	39
9.4 Other Loans	40
9.5 Amendment and Waiver	40
9.6 Expenses.	40
9.7 Benefit of Agreement.	41
9.8 Descriptive Headings	42
9.9 Notices, Requests, Demands	42
9.10 Survival of Representations and Warranties	42
9.11 Governing Law, Etc	42
9.12 Counterparts	43
9.13 Right of Setoff	43
9.14 Proration of Excess Payments	43
9.15 Designation	43
SCHEDULE I - COMMITMENTS	1
EXHIBIT A-1 - PROMISSORY NOTE - Syndicate Loans	1
EXHIBIT A-2 - PROMISSORY NOTE - Competitive Bid Rate Loans	1
EXHIBIT B - OPINION	1
EXHIBIT C - OFFICER'S CERTIFICATE	1
EXHIBIT D - ENCUMBRANCES	1
EXHIBIT E - LITIGATION	1

ii

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 28, 2001 among ALLTEL CORPORATION, a Delaware corporation (the "Company"), the parties listed on Schedule I hereto (each, together with permitted successors and assigns, a "Bank" and collectively, the "Banks"), BANK OF AMERICA, N.A., a national banking association as Administrative Agent for the Banks to the extent and in the manner provided in section 8 below (in such capacity, the "Agent") and THE CHASE MANHATTAN BANK, a New York banking corporation, CITIBANK, N.A., a national banking association and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Co-Syndication Agents for the Banks (individually, in such capacity, a "Co-Syndication Agent").

W I T N E S S E T H:

WHEREAS, the Company, the Banks, the Agent and the Co-Syndication Agents are party to that certain Amended, Restated and Replacement Credit Agreement dated as of October 11, 1996, as amended by that certain First Amendment to Credit Agreement dated as of December 30, 1997 and that certain Second Amendment to Credit Agreement dated as of July 1, 1998 (the "Existing Agreement"). Unless otherwise defined herein, defined terms used in these recitals shall have the meanings given such terms in the Existing Agreement;

WHEREAS, the Total Commitments equal $1,000,000,000 as of the Restatement Effective Date. Pursuant to section 1.1(b) of the Existing Agreement, the current Termination Date of each of the Banks, other than National City Bank is October 1, 2005, and the current Termination Date of National City Bank is October 1, 2003; and

WHEREAS, the Company, the Banks, the Agent and the Co-Syndication Agents have agreed to amend the Existing Agreement in certain respects, which amendments require the consent of the Required Banks pursuant to section 9.5 of the Existing Agreement, and to restate the Existing Agreement as so amended.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Banks, the Agent and the Co-Syndication Agents agree that the Existing Agreement is amended and restated, effective as of the Restatement Effective Date to read in its entirety as follows:

SECTION 1
AMOUNTS AND TERMS OF LOANS

  1.1 Commitments.

  (a) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, as of the Effective Date and from time to time prior to the Termination Date, to make a loan or loans (each a "Loan" and collectively, the "Loans" ) to the Company in accordance with the provisions hereof and which Loans shall, at the option of the Company, be either Syndicate Loans (as Base Rate Loans or Eurodollar Loans) or Competitive Bid Rate Loans. The parties hereto agree that (i) the aggregate principal balance of the Loans (including the Competitive Bid Rate Loans) of the Banks as a group shall not exceed the Total Commitments, (ii) no Bank shall be obligated to make Syndicate Loans in excess of the Commitment of such Bank, (iii) no Bank shall be obligated hereunder to extend Competitive Bid Rate Loans or to make quotes for such Loans, (iv) a Bank may elect, in its discretion, to extend Competitive Bid Rate Loans which, either alone or together with the Syndicate Loans of such Bank, exceed the Commitment of such Bank, and (v) the Competitive Bid Rate Loans (if any) extended by a Bank shall reduce the Commitment of such Bank by the amount of such Competitive Bid Rate Loans so extended (but not below zero). Subject to the terms of this Agreement, the Company may borrow, repay and reborrow the amount of the Syndicate Loans.

  (b) The Termination Date of the Commitment of each Bank other than National City Bank has been extended to, and is now, October 1, 2005. The Termination Date of the Commitment of National City Bank has been extended to, and is now, October 1, 2003.

  1.2 Amount of Each Borrowing; Number of Borrowings.

  (a) Syndicate Loans. The aggregate principal amount of any Syndicate Loan shall be not less than $5,000,000 ($1,000,000 in the case of Base Rate Loans) or, if greater, an integral multiple of $1,000,000.

  (b) Competitive Bid Rate Loans. The principal amount of each Competitive Bid Rate Loan shall be as agreed upon by the Company and the Bank making such Competitive Bid Rate Loan. It is hereby agreed that if the Company elects to accept part but not all of a Competitive Bid Rate Loan offered by a Bank pursuant to section 1.3(b) the principal amount of such Competitive Bid Rate Loan accepted by the Company shall not be less then $1,000,000 unless such smaller amount is agreed to by the Bank offering to make such Competitive Bid Rate Loan.

  1.3 Notices of Borrowing.

  (a) Syndicate Loans. Whenever the Company desires to borrow Syndicate Loans hereunder prior to the Termination Date, it shall give the Agent at the Notice Office written notice or telephonic notice (confirmed promptly in writing) by no later than 11:00 a.m.(Eastern time) on the Business Day of Borrowing (provided, however, with respect to Eurodollar Loans such notice shall be given no later than 11:00 a.m.(Eastern time) on the third Business Day next preceding the date of Borrowing). Each such notice (a "Notice of Syndicate Borrowing") shall specify: (i) the aggregate principal amount the Company desires to borrow hereunder (which amount shall not exceed the Unutilized Commitment of the Banks as a group), (ii) the date of borrowing (which shall be a Business Day), (iii) whether the Syndicate Loans are to be maintained as Base Rate Loans or Eurodollar Loans, (iv) the Interest Period to be applied thereto, and (v) the Competitive Bid Rate Loans then outstanding, identified by Bank and stating the maturity date of each such Competitive Bid Rate Loan. The Agent shall promptly give each Bank telephonic notice (confirmed promptly in writing) of the proposed borrowing.

  (b) Competitive Bid Rate Loans. So long as the Company maintains an Investment Grade Rating, the Company shall have the right, whenever it desires, to incur Competitive Bid Rate Loans pursuant to the following procedure. On any Business Day the Company may request that the Banks provide quotes for Competitive Bid Rates for Interest Periods identified by the Company. Each Bank in its discretion may, but shall not be obligated to, submit a quote to the Company in connection with such request. The Company shall then be entitled, in its sole discretion, to elect to incur all or any part of the Competitive Bid Rate Loan offered by one or more of the Banks that have elected to provide quotes for any of the Interest Periods and at the rate(s) quoted by such Bank(s). The Competitive Bid Rate Loans incurred by the Company in connection with such a request for quotes shall not exceed (i) with respect to all Banks then providing quotes, the then Unutilized Commitment of the Banks as a group, and (ii) with respect to each Bank providing a quote, the amount bid by such Bank in connection with such Bank's quote. The Company shall notify such Bank or Banks of its election in accordance with the procedures established with such Bank or Banks, and the Company shall notify the Agent of the incurrence and repayment of each Competitive Bid Rate Loan. No Competitive Bid Rate Loans may be incurred by the Borrower at any time when the Company does not have an Investment Grade Rating.

  1.4 Disbursement of Funds.

  (a) Syndicate Loans. No later than 12:00 noon (Eastern time) on the date specified in each Notice of Syndicate Borrowing, each Bank will make available to the Agent at the Notice Office its portion of the amount (determined in accordance with section 1.6), if any, by which the principal amount of the Syndicate Loans requested to be made on such date exceeds the principal amount of the Syndicate Loans maturing on such date in immediately available funds. No later than 1:00 p.m. (Eastern time) on the date specified in such Notice of Syndicate Borrowing, the Agent will make available to the Company the aggregate of the amounts made available by the Banks in immediately available funds to the Company's account at a bank specified by the Company against delivery to the Agent at its Notice Office, or at such other office as the Agent may specify, of the documents and papers as are provided for herein. The Agent shall deliver such documents and papers received by it for the account of each Bank to such Bank or upon its order. To the extent that a Syndicate Loan of any Bank matures on the date of a requested Borrowing of a Syndicate Loan, such Bank shall apply the proceeds of the Syndicate Loan it is then making, to the extent not required to be delivered to the Agent as described above, to the repayment of such maturing Syndicate Loan.

  (b) Competitive Bid Rate Loans. No later than 1:00 p.m. (Eastern time) on each date for the making of a Competitive Bid Rate Loan, the Bank making such Competitive Bid Rate Loan shall make available to the Company the proceeds of such Competitive Bid Rate Loan in immediately available funds to the Company's account at a bank specified by the Company.

  1.5 Evidence of Debt; Notes.

  (a) The Loans made by each Bank shall be payable on the expiration of the Interest Period applicable thereto, or if earlier, on the Termination Date for such Bank. The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be conclusive evidence (absent manifest error) of the amount of the Loans made by each Bank to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Agent in respect of such matters, the account and records of such Bank shall control.

  (b) On or before the Restatement Effective Date, all promissory notes executed and delivered by the Company pursuant to the Existing Agreement shall be delivered to the Agent for delivery to the payees thereof. Such delivery shall not constitute repayment or evidence any discharge or novation of the Debt owing to the payees of such promissory notes under the Existing Agreement. Upon the request of any Bank made through the Agent, the Company's obligation to pay the principal of, and interest on, the Syndicate Loans and the Competitive Bid Rate Loans made by each Bank may be evidenced by (a) with respect to the Syndicate Loans, a promissory note substantially in the form of Exhibit A-1 hereto, and (b) with respect to the Competitive Bid Rate Loans, a promissory note substantially in the form of Exhibit A-2 hereto (each a "Note" and collectively for all Banks, the "Notes") with blanks appropriately completed. The Notes executed and delivered to a Bank that held promissory notes pursuant to the Existing Agreement shall be executed and delivered in amendment and restatement, but not novation or discharge, of such promissory notes.

  (c) Each Note shall: (i) be dated the Restatement Effective Date; (ii) mature, in the case of each Loan evidenced thereby, on the expiration of the Interest Period applicable thereto or, if earlier, on the Termination Date; (iii) bear interest as provided in the appropriate clause of section 1.7; (iv) be entitled to the benefits of this Agreement; and (v) have attached thereto a schedule ("Loan and Repayment Schedule" ) substantially in the form of Schedule I thereto. At the time of the making of each Loan and upon each payment of the principal of its Loans, each Bank holding Notes shall, and is hereby authorized to, make a notation on the Loan and Repayment Schedule of the applicable Note setting forth the date and the amount of such Loan (and any appropriate information as to terms in the case of any Note executed in connection with Competitive Bid Rate Loans) or such payment. Failure to make any notation with respect to the making of any Loan shall not limit or otherwise affect the obligation of the Company hereunder or under any Note with respect to any Loan, and payments of principal by the Company shall not be affected by the failure to make a notation thereof on said

  Schedules. Although each Note shall be dated the Restatement Effective Date, interest in respect thereof shall be payable only for the periods during which Loans are evidenced thereby. Prior to the transfer of its Notes pursuant to section 9.7, each Bank agrees to record on the Loan and Repayment Schedule attached to each such Note the initial principal amount of all Loans then evidenced thereby, all payments of principal made to the date of transfer in respect of such Loans and the then accrued and unpaid interest on such Note.

  1.6 Allocation of Borrowings - Syndicate Loans. All Syndicate Loans under this Agreement shall be made by the Banks simultaneously and by each Bank and in the same proportion as such Bank's Unutilized Commitment at the time of such Syndicate Loan bears to the aggregate Unutilized Commitment of all the Banks as a group at such time. It is understood that no Bank shall be responsible for any default by any other Bank in fulfilling its obligations hereunder and that each Bank shall be obligated to fulfill its obligations hereunder, regardless of the failure of any other Bank to fulfill its obligations hereunder.

  1.7 Interest.

  (a) Syndicate Loans.

  (i) The Company agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan on and from the date the proceeds thereof are made available to the Company until maturity (whether by acceleration or otherwise) at a rate per annum which shall equal the Base Rate in effect from time to time (calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed).

  (ii) The Company agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan on and from the date the proceeds thereof are made available to the Company until maturity (whether by acceleration or otherwise) at a rate per annum which shall equal the relevant Eurodollar Rate (calculated on the basis of a year of 360 days and actual days elapsed).

  (iii) Interest shall accrue from and including the date of any Borrowing of a Syndicate Loan to but excluding the date of any repayment thereof and shall be payable (x) in respect of each Base Rate Loan, quarterly in arrears on the last day of each March, June, September and December of each year, commencing the last day of December, 1996, and at maturity (whether by acceleration or otherwise), and (y) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable to such Loan, and in the case of an Interest Period in excess of three months (in the case of Eurodollar Loans) on each three month anniversary of the initial date of such Interest Period and on the date of any prepayment (on the amount prepaid), and at maturity (whether by acceleration or otherwise), and (z) in the case of all Loans, after maturity, on demand.

  (iv) The Agent, upon determining the Eurodollar Rate for any Interest Period shall promptly notify the Company and the other Banks thereof by telephone (confirmed promptly in writing).

  (b)Competitive Bid Rate Loans. The Company agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Rate Loan incurred from each Bank on and from the date the proceeds thereof are made available to the Company until maturity (whether by acceleration or otherwise) at a rate per annum which shall be such Bank's Competitive Bid Rate for such Loan. Interest on Competitive Bid Rate Loans shall be payable as provided in the last sentence of section 1.8(b).

  (c) Default Rate. If the Company shall default in the payment when due (whether by acceleration or otherwise) of any Loan or other amount due hereunder or under any of the other Loan Documents, the Company shall on demand from time to time pay interest on any overdue payments of interest (to the extent permitted by law) and on overdue payments of principal (or any other amount due under any of the Loan Documents) from the date of such default up to the date of actual payment (after as well as before judgment) at a per annum rate equal to the interest rate which would otherwise be applicable to such Loan or other amount, as the case may be, plus 2%; provided, if there is no such interest rate specified for such Loan or other amount, as the case may be, then the default rate shall be a per annum rate equal to the Prime Rate plus 2%.

  1.8 Interest Periods.

  (a) Syndicate Loans. At the time it gives any Notice of Syndicate Borrowing, the Company shall have the right to elect, by giving the Agent written notice or telephonic notice (confirmed promptly in writing) of the interest period (each, together with any interest period applicable to Competitive Bid Rate Loans determined in accordance with section 1.8(b), an "Interest Period") applicable to such Loans, which Interest Period shall (x) in the case of Eurodollar Loans be either a one-, two-, three-, six-, nine- or twelve-month period (regarding the nine- and twelve-month options, only to the extent available by each Bank) and (y) in the case of Base Rate Loans be a period ending on a date not later than the Termination Date. The Agent shall promptly give similar notice to each Bank with respect to any Syndicate Loan. The determination of Interest Periods shall be subject to the following provisions:

  (i) the Interest Period for any Loan shall commence on the date of such Loan;

  (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

  (iii) no Interest Period in respect of the Loans shall extend beyond the Termination Date; and

  (iv) if any Interest Period relating to a borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month.

  (b) Competitive Bid Rate Loans. When it requests a Bank to make a quote for a Competitive Bid Rate Loan, the Company shall specify to such Bank the Interest Period to be applicable to such Loan, which Interest Period shall be as agreed upon by the Company and such Bank; provided, however, that (i) no Interest Period shall extend beyond the Termination Date and (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day. Interest shall be payable in respect of each Competitive Bid Rate Loan on the last day of each Interest Period applicable to such Competitive Bid Rate Loan, and at maturity (whether by acceleration or otherwise).

  1.9 Increased Costs, Illegality, Etc.

  (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto and, with respect to all but the following clauses (ii)(x) and (iii), shall be made only after consultation with the Company and the Agent):

  (i) on any date for determining the Eurodollar Rate for any Interest Period, that by reason of any changes arising after the date of this Agreement affecting the London interbank Eurodollar market or affecting the position of such Bank in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

  (ii) (x) on any date for determining the Eurodollar Rate for any Interest Period, that by reason of the requirements of Regulation D (excluding all reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate), (y) at any time, that by reason of any change since the Effective Date in any applicable law or governmental rule, regulation, guideline or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) and/or (z) on any date for determining the Eurodollar Rate, that by reason of other circumstances affecting such Bank or the London interbank Eurodollar market or the position of such Bank in such market (such as for example but not limited to a change in the official reserve requirements to the extent not provided for in clause (ii)(x) above), the Eurodollar

  Rate shall not represent the cost to such Bank of funding or maintaining the affected Eurodollar Loan; or

  (iii)at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order, or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank Eurodollar market;

  then, and in any such event, such Bank shall on such date give notice (by telephone confirmed in writing) to the Company and to the Agent (which in all cases other than a determination pursuant to clause (ii)(x) above the Agent shall promptly give similar notice to the other Banks) of such determination. Thereafter (x) in the case of clauses (i) and (ii) of this section 1.9, the Company shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as shall be required to cause such Bank to receive interest with respect to its affected Eurodollar Loan at a rate per annum which shall equal the effective pricing to the Bank to make or maintain such Eurodollar Loan plus the Applicable Eurodollar Margin (a written notice as to additional amounts owed such Bank, showing the basis for the calculation thereof, submitted to the Company by such Bank shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto) and (y) in the case of clause (iii), take one of the actions specified in section 1.9(b) as promptly as possible and, in any event, within the time period required by law.

  (b)At any time that any of its Eurodollar Loans are affected by the circumstances described in section 1.9(a), the Company may (and in the case of a Eurodollar Loan affected by the circumstances described in section 1.9(a)(iii) shall) (x) if the affected Eurodollar Loan is then being made pursuant to a Notice of Syndicate Borrowing, by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Company was notified by the Bank pursuant to section 1.9(a), either (i) cancel said Borrowing or (ii) require the Banks to make the requested Eurodollar Loans as Base Rate Loans or convert the outstanding Eurodollar Loans into Base Rate Loans on the first day of the affected Interest Period, or (y) if the affected Eurodollar Loans are then outstanding, upon at least one Business Day's written notice to the Agent and the affected Bank, require the affected Bank to convert each Eurodollar Loan so affected into a Loan or Loans of a different type, provided that if more than one Bank is affected at any time, then all affected Banks need not be treated in the same manner pursuant to this section 1.9(b).

  (c) If any Bank determines at any time that an applicable law or governmental rule, regulation, order or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required to be maintained by such Bank based on the existence of such Bank's Commitment hereunder or its obligations hereunder, then the Company shall pay to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank for the increased cost or reduced rate of return to such Bank as a result of such increase of capital. In determining such additional amounts, such Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's determination of compensation owing under this clause (c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Any Bank, upon determining that any additional amounts will be payable pursuant to this clause (c), (i) shall give prompt written notice thereof to the Company within 90 days of the incurrence of such costs, and (ii) shall as promptly as possible after the giving of such notice notify the Company of such additional amounts due hereunder, which notice shall show the basis for calculation of such additional amounts.

  (d) Any amounts payable by the Company to any Bank pursuant to this section 1.9 shall relate only to Loans and Commitments outstanding on or after the date notice that such amount is payable is received by the Company, and each such notice shall be delivered to the Company in a reasonably prompt manner.

  1.10 Additional Compensation. The Company shall compensate each Bank, upon its written request (which request shall set forth the basis in reasonable detail for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry its Competitive Bid Rate Loans or Eurodollar Loans to the extent not recovered by such Bank in connection with the re-employment of such funds), which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a Borrowing of Competitive Bid Rate Loans does not occur on a date specified therefor in the Company's notice to the Bank delivered in accordance with section 1.3(b) or a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Syndicate Borrowing (whether or not withdrawn), (ii) if any prepayment of any of its Competitive Bid Rate Loans or Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii) if any prepayment of any of its Competitive Bid Rate Loans or Eurodollar Loans is not made on the date specified in a notice of prepayment given by the Company.

  1.11 Special Payment Provisions. Unless the Agent shall have been notified by any Bank prior to any date of a Borrowing of a Syndicate Loan that such Bank does not intend to make available to the Agent such Bank's portion of the total amount of the Syndicate Loans to be made on such date (as determined in accordance with section 1.6), the Agent may (but shall not be obligated to) assume that such Bank has made such amount available to the Agent on such borrowing date and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Company and the Company shall pay such corresponding amount to the Agent. The Agent shall also be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Company to the date such corresponding amount is recovered by the Agent, (x) in the case of the Company at a rate per annum equal to the applicable rate provided in the appropriate clause of section 1.7(a) for Base Rate Loans or Eurodollar Loans, as the case may be and (y) in the case of the Banks, at the Federal Funds Rate in effect from time to time. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.

  1.12 Fees.

    (a) The Company agrees to pay to the Agent for the account of each Bank a facility fee (the "Facility Fee") for the period on and from the Effective Date until the Termination Date, or the earlier termination in full of the Total Commitments. Such Facility Fee shall be an amount equal to the product of the Commitment of such Bank multiplied by a per annum rate equal to the Applicable Facility Fee Margin. The Facility Fee shall be billed quarterly by the Agent to the Company, and upon receipt of such billing, promptly paid by the Company to the Agent for the pro rata benefit of each Bank. The Company also agrees to pay to the Agent for the account of each Bank a utilization fee (the "Utilization Fee") for the period from the Restatement Effective Date until the Termination Date, or the earlier termination in full of the Total Commitments. The Utilization Fee shall be computed on a calendar quarter basis and shall be payable only in respect of any calendar quarter in which the average daily outstanding principal amount of the Loans equaled or exceeded 50% of the average daily Total Commitments during such calendar quarter (an "Applicable Quarter"). With respect to each Applicable Quarter, the Utilization Fee shall equal an amount equal to the average daily principal amount of Loans during such Applicable Quarter multiplied by a per annum rate equal to the Applicable Utilization Fee Margin. The Utilization Fee shall be billed quarterly by the Agent to the Company, and upon receipt of such billing, promptly paid by the Company to the Agent for the pro rata benefit of each Bank.

    (b) The Company agrees to pay to the Agent solely for the account of the Agent an agency fee (the "Agency Fee") in an amount agreed to between the Agent and the Company from time to time. The Agency Fee shall be billed by the Agent quarterly in advance and upon receipt of such billing, promptly paid by the Company to the Agent.

    (c) All amounts payable pursuant to this section 1.12 shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed.

    1.13 Reductions and Terminations of Commitments.

    (a) The Company shall have the right, in its sole discretion, at any time and from time to time upon at least three Business Days' prior written notice to the Agent, to reduce the Total Commitment, in whole or in part in an aggregate amount of $5,000,000 or, if greater, in integral multiples of $1,000,000 or, if less, the amount of the Total Commitments, provided that (i) each such reduction shall be applied pro rata to the Commitment of each Bank, (ii) no such reduction shall reduce the Total Commitments below the Outstanding Utilization of the Banks as a group, and (iii) no such reduction shall reduce the Commitment of any Bank below the Syndicate Loans of such Bank then outstanding. Any reduction in the Total Commitment shall be permanent and may not be reinstated.

    (b) The Company shall also have the right, upon at least 30 days' prior notice to the Agent and each affected Bank, to terminate in whole (but not in part) the Commitment of any Bank, provided that each of the following conditions is satisfied: (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Agent shall have given its prior written consent to such termination, which consent shall not be unreasonably withheld, (iii) all amounts owed to such Bank under this Agreement or the Notes (including without limitation accrued and unpaid Commissions and interest to the date of payment) shall have been paid in full, and (v) the Company may, with the assistance of the Agent, seek a substitute Bank pursuant to the terms of section 1.14 to assume the Commitment of the Bank that is terminated. Any termination in the Commitment of any Bank for which there is no substitute shall be permanent and may not be reinstated.

    Substitutions. In the event the Company shall deliver a notice of termination of the Commitment of any Bank pursuant to and in accordance with section 1.13(b) or in the event a Bank delivers a notice of termination of its Commitment in accordance with section 1.17, then the Company may, with the assistance of the Agent, seek a substitute lender or lenders (each of which shall be an Eligible Assignee) to replace such Bank, which substitution shall be made by the substitute lender or lenders purchasing the outstanding Debt owing to the terminated Bank under this Agreement from such terminated Bank and assuming the Commitment of such terminated Bank, and by such substitute lender or lenders becoming a party hereto with respect to such Debt and such Commitment upon executing such supplements hereto as the Company and Agent shall require.

    1.15 [Intentionally deleted.]

    1.16 Conversion upon Payment Event of Default. Upon the occurrence and during the continuation of any Event of Default specified in section 6.1, each Eurodollar Loan then in effect shall be converted without further action into a Base Rate Loan at the end of the Interest Period then in effect for such Eurodollar Loan.

    1.17 Change of Control.The Company shall give the Agent and each Bank written notice of a Change of Control within two Business Days after the occurrence thereof. As used herein, "Change of Control" means if as a result of a transaction or a series of related transactions, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any successor provision), other than the Company, its Subsidiaries or employee benefit plans, alone or as a group, becomes the beneficial owner of securities representing more than 50% of the total number of votes that may be cast for the election of directors of the Company. Provided that such Bank gives notice of such election within 30 days after such notice is given by the Company under this section 1.17, each Bank shall have the right, in its sole discretion, to notify the Company in writing of its election to terminate its Commitment hereunder and to cease to be a Bank party hereto, which termination shall occur on or before the 30th day after such notice by such Bank to the Company. Concurrently with such termination, the Company shall pay to such Bank all Debt owing by the Company to such Bank under this Agreement on and as of the date of such termination. The Company shall have the right to seek a substitute lender or lenders to replace such terminating Bank pursuant to section 1.14, which substitution shall occur on or before the date such terminating Bank's Commitment would have been terminated pursuant to this section 1.17. If a Change of Control occurs, the Company shall have no right to request or borrow any Loan after such occurrence unless and until the Commitments of all Banks that elect to terminate their Commitments pursuant to this section 1.17 have been terminated and all Debt owing to such Banks under this Agreement has been paid in full.

    SECTION 2
    PAYMENTS

    2.1 Payments on Non-Business Days. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, if a payment of principal has been so extended, interest shall be payable on such principal at the applicable rate during such extension; provided, however, in the event that the day on which any such payment relating to a Eurodollar Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

    2.2 Voluntary Prepayments. The Company shall have the right to prepay the Loans, in whole or in part, from time to time pursuant to this section 2.2 on the following terms and conditions: (i) the Company shall give the Agent at the Notice Office at least two Business Days', in the case of a prepayment of Base Rate Loans, and three Business Days', in the case of a prepayment of Eurodollar Loans, (two Business Days' notice to the relevant Bank in the case of Competitive Bid Rate Loans) prior written notice or telephonic notice (confirmed promptly in writing) of its intent to prepay the Loans, the amount of such prepayment and what Loans are to be prepaid, which notice the Agent shall promptly transmit to each of the Banks with respect to a prepayment of a Syndicate Loan; (ii) each prepayment of Eurodollar Loans shall be in a principal amount of at least $1,000,000; (iii) each prepayment in respect of Syndicate Loans made pursuant to one Borrowing shall be applied pro rata among the Banks on the basis of such Syndicate Loans; and (iv) at the time of any prepayment of Eurodollar Loans or Competitive Bid Rate Loans, the Company shall pay all interest accrued on the principal amount of said prepayment. It is understood that each prepayment of Eurodollar Loans or Competitive Bid Rate Loans shall be subject to section 1.10.

    2.3 Method and Place of Payment, Etc.

    (a) Syndicate Loans. All payments in respect of Syndicate Loans shall be made to the Agent at the Notice Office for the pro rata benefit (on the basis of the category of obligation then being paid, i.e., principal, interest or fees) of all Banks which participated in such respective Syndicate Loans, not later than 1:00 p.m. (Eastern time) on the date when due and shall be made in freely transferable U.S. dollars and in immediately available funds. Unless the Agent shall have been notified by the Company prior to the date on which any payment to be made by the Company hereunder is due that the Company does not intend to remit such payment, the Agent may, at its discretion, assume that the Company has remitted such payment when so due and the Agent may, at its discretion and in reliance upon such assumption, make available to each Bank with respect to a Syndicate Loan on such payment date an amount equal to such Bank's share of such assumed payment. If the Company has not in fact remitted such payment to the Agent, each such Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at the Federal Funds Rate in effect from time to time.

    (b) Competitive Bid Rate Loans. All payments in respect of Competitive Bid Rate Loans shall be made to the relevant Bank not later than 1:00 p.m. (Eastern time) on the date when due and shall be made in immediately available funds to the relevant Bank at the office of such Bank specified by such Bank to the Company by written notice, or if no notice is given, at the address referred to in section 9.9.

    2.4 Tax Liabilities Imposed on a Bank. Any and all payments by the Company hereunder or under any of the Loan Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on any Bank by the jurisdiction under the laws of which such Bank is organized or transacting business or any political subdivision thereof (all such non-excluded taxes, being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.4) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Company shall deliver to such Bank evidence of such payment to the relevant Governmental Authority.

    SECTION 3
    CONDITIONS PRECEDENT

    3.1 Conditions to Original Effectiveness. This Agreement originally became effective as of October 11, 1996 (the "Effective Date"), on which all of the following conditions were satisfied (at which time the Agent so notified all the parties hereto):

    (a) Execution. Each of the Banks and the Company signed a counterpart copy hereof and delivered the same to the Agent or (in the case of the Banks) notified the Agent in writing that the same had been signed and mailed to it.

    (b) No Default. On the Effective Date and after giving effect to this Agreement, there existed no Default or Event of Default.

    (c) Notes. There was delivered to the Agent for delivery to each Bank the appropriate Notes payable to the order of such Bank as otherwise provided for in section 1.

    (d) Opinion of Counsel for Company. The Agent received from Thompson Hine & Flory LLP, as counsel to the Company, a favorable opinion, in sufficient counterparts for each of the Banks and dated the Effective Date.

    (e) Charter Documents. There was delivered to the Agent for delivery to each Bank the charter documents of the Company certified as of a recent date by the Secretary of State of the state of its incorporation.

    (f) Corporate Resolution. There was delivered to the Agent for delivery to each Bank the resolution of the Board of Directors of the Company certified by the secretary or an assistant secretary thereof as of the Effective Date, approving and adopting this Agreement and authorizing the execution and delivery hereof.

    (g) By-laws. There was delivered to the Agent for delivery to each Bank the by-laws of the Company certified as of the Effective Date by the secretary or an assistant secretary.

    (h) Certificate of Good Standing. There was delivered to the Agent for delivery to each Bank a certificate of good standing or existence for the Company issued as of a recent date by the state of its incorporation and by such other states where the Company conducted business and where the failure to maintain such a certificate would have had a material adverse effect on the business or operations of the Company.

    (i) Incumbency. There was delivered to the Agent for delivery to each Bank an incumbency certificate of the Company certified by a secretary or assistant secretary of the Company to be true and correct as of the Effective Date.

    (j) Certificate. The Agent received a certificate, dated the Effective Date and executed by the Chairman of the Board, the President,

    any Vice President or the Treasurer of the Company, stating that all the conditions specified in section 3.1 were then satisfied.

    3.1 Conditions to Effectiveness of Amended and Restated Credit Agreement. This Amended and Restated Credit Agreement shall become effective on the date (the "Restatement Effective Date") on which all of the following conditions have been satisfied (at which time the Agent shall so notify the Company and the Banks):

    (a) Execution. Each of the Required Banks and the Company shall have signed a counterpart copy hereof and shall have delivered same to the Agent or (in the case of the Required Banks) shall have notified the Agent in writing that the same has been signed and mailed to it.

    (b) No Default. On the Restatement Effective Date and after giving effect to this Agreement, there shall exist no Default or Event of Default.

    (c) Notes. There shall have been delivered to the Agent for delivery to each Bank the appropriate Notes payable to the order of such Bank as otherwise provided for in section 1, if requested by such Bank in accordance with the terms and conditions of this Agreement.

    (d) Opinion of Counsel for Company. The Agent shall have received from counsel to the Company a favorable opinion, in sufficient counterparts for each of the Banks and dated the Restatement Effective Date, substantially in the form of Exhibit B hereto.

    (e) Charter Documents. There shall have been delivered to the Agent for delivery to each Bank the charter documents of the Company certified as of a recent date by the Secretary of State of the state of its incorporation.

    (f) Corporate Resolution. There shall have been delivered to the Agent for delivery to each Bank the resolution of the Board of Directors of the Company certified by the secretary or an assistant secretary thereof as of the Restatement Effective Date, approving and adopting this Agreement and authorizing the execution and delivery hereof.

    (g) By-laws. There shall have been delivered to the Agent for delivery to each Bank the by-laws of the Company certified as of the Restatement Effective Date by the secretary or an assistant secretary.

    (h) Certificate of Good Standing. There shall have been delivered to the Agent for delivery to each Bank a certificate of good standing or existence for the Company issued as of a recent date by the state of its incorporation and by such other states where the Company now conducts business and where the failure to maintain such a certificate would have a material adverse effect on the business or operations of the Company.

    (i) Incumbency. There shall have been delivered to the Agent for delivery to each Bank an incumbency certificate of the Company certified by a secretary or assistant secretary of the Company to be true and correct as of the Restatement Effective Date.

    (j) Certificate. On the Restatement Effective Date, the Agent shall have received a certificate, dated the Restatement Effective Date and executed by the Chairman of the Board, the President, any Vice President or the Treasurer of the Company, stating that all the conditions specified in section 3.2 are then satisfied.

    3.2 Conditions to Extending Loans. The obligation of the Banks to make any Loan hereunder is subject to satisfaction of the following conditions:

    (a) receipt of notice of a request for a Loan pursuant to section 1.3;

    (b) the representations and warranties set forth in sections 7.2, 7.3, 7.5, 7.7 and 7.8 hereof shall be true and correct in all material respects on and as of the date of such Loan with the same effect as though such representations and warranties had been made as of such date, except as to such representations and warranties which expressly relate to an earlier date; and

    (c) neither immediately prior to or immediately after giving effect to such Loan shall there exist a Default or Event of Default hereunder.

    Each request for a Loan by the Company shall be deemed to be a representation and warranty of the correctness of the matters specified in section 33(b) and (c).

    SECTION 4
    AFFIRMATIVE COVENANTS

    While this Agreement is in effect and until all indebtedness hereunder and under the Notes, if any, shall have been paid in full, the Company agrees that it will, except to the extent waived in writing by the Required Banks:

    4.1 Furnish Financial Statements and Information. Furnish to each Bank:

    (a) within 120 days after the close of each fiscal year of the Company (or if earlier, when distributed to the stockholders of the Company), the balance sheets of the Company and its consolidated Subsidiaries as of the end of such period and the related consolidated statements of profit and loss, share owners' equity and cash flows prepared in accordance with generally accepted accounting principles for such year and the preceding year, together with the report of the Company's independent certified public accountants;

    (b) within 45 days after the close of each of the first three quarters of each fiscal year of the Company (or if earlier,

    when distributed to the stockholders of the Company), a balance sheet of the Company and its consolidated Subsidiaries as of the last day of such quarter, together with consolidated statements of profit and loss and cash flows (which statements shall be prepared in accordance with quarterly reporting requirements of the Securities and Exchange Commission applicable to the Company and shall be certified by the chief financial officer, the treasurer, the controller or any other financial officer of the Company acceptable to the Agent pursuant to an officer's certificate in the form of Exhibit C hereto);

    (c) as soon as available, copies of all proxy statements submitted by the Company to its stockholders and of all periodic reports filed by the Company with the Securities and Exchange Commission;

    (d) immediately after the Company obtains knowledge thereof, notice of any event which constitutes a Default or an Event of Default (such notice to specify the nature thereof, the period of existence thereof and the action that is proposed to be taken with respect thereto);

    (e) together with the financial statements required to be delivered pursuant to clause (a) above, (i) a letter which conforms to professional pronouncements promulgated by the American Institute of Certified Public Accountants from the firm of independent certified public accountants which reported on such financial statements to the effect that in the course of, and based solely upon their audit of such financial statements, nothing has come to their attention to cause them to believe that there existed on the date of such statements any Default or Event of Default under sections 6.1 or 6.2 (but only to the extent section 6.2 relates to covenants contained in section 4.12 of this Agreement) or, if in the opinion of such accountants any such Default or Event of Default exists, the statement shall state its nature and length of time it has existed, and (ii) an officer's certificate in the form of Exhibit C hereto; and

    (f) such other information as any Bank may from time to time reasonably request, but in any event excluding such information that counsel to the Company shall have advised the Company in a written opinion should not be disclosed to any Bank because such disclosure is reasonably likely to result in the waiver of the attorney-client privilege with respect to such information or is reasonably likely to result in a violation of applicable laws;

    and will permit the duly authorized representatives of any Bank at all reasonable times to examine the books and records of the Company and its Subsidiaries, and take memoranda and extracts therefrom; provided, that information, including financial information, which is non-public and confidential or proprietary in nature, disclosed to any Bank (as a result of any examination of the books and records of the Company and its Subsidiaries or pursuant to section 4.1(f) or otherwise) will be kept confidential and will not, without the prior written consent of the Company, be disclosed in any manner whatsoever, in whole or in part, except that such Bank shall be permitted to disclose such information (i) to any regulatory agencies having jurisdiction over such Bank in connection with their regulating functions, (ii) as required by law or court order, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iii) to its Affiliates who have a need to know such information in connection with the transactions contemplated by this Agreement or the provision of other financial products or services to the Company and who agree to keep such information confidential in accordance with this section 4.1, and (iv) to prospective participants or assignees under sections 9.7(c)and 9.7(d) who agree to keep such information confidential in accordance with this section 4.1.

    4.2 Insurance. Insure and keep insured, and cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all of its and their property of an insurable nature (including, without limitation, all buildings, machinery, plants, equipment, fixtures and inventories of raw materials, goods in process and completed goods) against fire and other casualties in such manner and to the extent that likeproperties are usually insured by others operating plants and properties of a similar character in the same locality (provided, however, the Company may maintain self-insurance in connection with the foregoing property insurance requirements in accordance with sound business practice), and insure and keep insured, and cause each Subsidiary to insure and keep insured, at all times with good and responsible insurance companies or pursuant to self-insurance maintained in accordance with sound business practice against liability on account of damage to Persons or property and under all applicable workers' compensation laws.

    4.3 Taxes, Charges, Etc. Duly pay and discharge, or cause to be paid and discharged, when due, all taxes, assessments and other governmental charges imposed upon it or any Subsidiary and its and their properties, or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a lien or charge upon any property of the Company or any Subsidiary, except such items (a) as are being in good faith appropriately contested by the Company or any Subsidiary and for which adequate reserves are being maintained in accordance with generally accepted accounting principles or (b) the non-payment of which would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations hereunder.

    4.4 Property. Maintain, preserve and keep its own, and all Subsidiaries', principal plants and properties and every part thereof in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

    4.5 Corporate Existence, Etc. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its existence, qualification to do business, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except to the extent failure to do so would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations hereunder and under the Notes, and except as permitted by section 5.1.

    4.6 Records and Visits and Inspections. Maintain and cause its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP as required or permitted by regulatory authorities and keep adequate records and books of account in which entries will be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles; and further will permit, upon prior written request, representatives of any Bank (a) to visit and inspect the properties of the Company and each of its Subsidiaries during normal business hours, (b) to inspect their books and records, and (c) to discuss with their principal officers their respective businesses, assets, liabilities, conditions (financial or otherwise), results of operations and business prospects.

    4.7 [Intentionally deleted.]

    4.8 Licenses; Patents; Trademarks; Etc. At all times do or cause to be done, and cause each Subsidiary at all times to do or cause to be done, all things necessary to obtain, maintain, preserve, protect, renew and keep in full force and effect all rights, licenses, permits, authorizations, franchises, agency agreements, trademarks, tradenames, tradename rights, patents and copyrights necessary to the conduct of its businesses, except where the failure to do so would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

    4.9 Compliance with Laws. Comply with, or contest in good faith by appropriate proceedings, and cause each Subsidiary to comply with, or contest in good faith by appropriate proceedings, all laws, rules, statutes, government regulations and permits, orders, writs, judgments, injunctions, decrees or awards to which it may be subject unless the failure to comply with or contest any of the foregoing shall not materially adversely affect the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

    4.10 ERISA

    (a) Comply with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") where the failure so to comply might reasonably be expected materially to impair the right of the Company or any Subsidiary to carry on its business as now being conducted or to materially adversely affect the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, and furnish to the Banks, (i) as soon as possible, and in any event within 10 days after any officer of the Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company, setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, and (ii) promptly after the receipt or filing thereof, a copy of any notice the Company or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any

    Plan or to appoint a trustee to administer any Plan and all reports and notices from the PBGC relating to any Reportable Event;

    (b) Deliver to each Bank, immediately upon its knowledge of the occurrence of any of the following, a written notice describing the event requiring such notice and the action proposed to be taken by the Company with respect thereto: (i) commencement of proceedings by the PBGC to terminate or to have a trustee appointed to administer any Plan, (ii) a Reportable Event with respect to any Plan (including the termination of a Plan) that is likely to result in either a material liability to the PBGC or the appointment of a trustee to administer such Plan, (iii) receipt by the Company of notice that any Plan is in reorganization, or (iv) a complete withdrawal or partial withdrawal, within the meaning of ERISA sections 4203, 4204 and 4205, respectively, by the Company from any multi-employer Plan. For purposes of applying clauses (i) through (iv), inclusive, of this section 4.10(b), the term "Company" shall include all entities that, together with the Company, are considered as comprising a single employer under section 4001(b)(1) of ERISA.

    4.11 Environmental. The Company will take, and will cause its Subsidiaries to take, such action as may be necessary to be in substantial compliance with all applicable federal, state and local environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act and all applicable state and local environmental statutes, rules, regulations or ordinances, each as amended from time to time. Except as previously disclosed to the Banks in writing, the Company and its Subsidiaries shall maintain all necessary permits to conduct their businesses in all jurisdictions in which such businesses are conducted, and to be in substantial compliance therewith such that no such failure to have or to be in compliance therewith would have a material adverse effect on the condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

    4.12 Long Term Debt to Capitalization Ratio. Maintain at the end of each quarter, a ratio of Long Term Debt to Capitalization of less than .65 to 1.00.

    SECTION 5
    NEGATIVE COVENANTS

    While this Agreement is in effect and until all indebtedness hereunder and under the Notes, if any, shall have been paid in full, the Company agrees that, except to the extent waived in writing by the Required Banks, it will comply with the covenants set forth in this section 5:

    5.1 Consolidation; Merger; Sale of Properties. The Company will not (a) consolidate with or merge the Company into any other Person unless the Company shall be the continuing corporation and immediately after such consolidation or merger no Default or Event of Default shall exist hereunder, or (b) sell, transfer or dispose of more than fifty percent (50%) of the properties or assets of the Company, or (c) permit its Subsidiaries to sell, transfer or dispose of more than fifty percent (50%) of the aggregate value of the properties or assets of the Subsidiaries in one transaction or in any series of related transactions; provided, however, each Subsidiary may freely (i) sell, transfer and dispose of its properties and assets to the Company or to any other Subsidiary or (ii) merge or consolidate with either the Company or any other Subsidiary.

    5.2 Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, agree to any restriction or limitation on:

    (a) the making of dividends or distributions, payable by the Company or any Subsidiary to the Company or any other Subsidiary, as the case may be, or

    (b) the repaying of loans or advances made by the Company or any Subsidiary to the Company or any other Subsidiary, as the case may be, or the transferring of assets from any Subsidiary to the Company or any other Subsidiary of the Company, except

    (i) restrictions and limitations imposed by law,

    (ii) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, and

    (iii) other restrictions and limitations that could not reasonably be expected to impair the Company's ability to repay the Loans when due.

    5.3 Indebtedness. The Company will not issue, create, guarantee, assume or permit to exist any Debt having a claim on assets or earnings ranking prior to the obligations under this Agreement (including without limitation any Debt that is secured by a mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets), except (a) such Debt existing on the Restatement Effective Date and any extensions or refinancings of such Debt, provided that the principal balance of such Debt is not increased above that outstanding as of the date of such extension or refinancing, (b) purchase money obligations not exceeding 75% of the cost of assets acquired in connection with the issuance of such purchase money obligations, and (c) other secured Debt in an aggregate amount that does not exceed $25,000,000 at any time. The Company further agrees that it will not permit the aggregate principal balance of Loans (including, without limitation, Competitive Bid Rate Loans) outstanding hereunder to exceed the Total Commitments.

    5.4 Guarantees. The Company will not guarantee any Debt of another obligor, except Subsidiaries.

    5.5 Loss of Investment Grade Rating. If at any time the Company does not have an Investment Grade Rating, (a) the Company will not thereafter incur any additional Competitive Bid Rate Loans, and (b) neither the Company nor any-of its Subsidiaries will thereafter incur any additional Short Term Debt.

    5.6 Nature of Business. The Company will not, nor will it permit any Significant Subsidiary to, engage in any business or line of business other than communications services, information services, communications products or any other related business or line of business.

    SECTION 6
    EVENTS OF DEFAULT

    Upon the occurrence of any of the following events (each an "Event of Default"):

    6.1 Payment. Default shall be made in the payment of any principal of or interest on the Debt owing under this Agreement and such default continues for three (3) Business Days after notice of such default from the Agent (or the relevant Bank in the case of any Competitive Bid Rate Loan); or

    6.2 Covenants. Default shall be made in the due observance or performance of any other covenant or condition herein required to be observed or performed by the Company, which default is not remedied within 30 days after written notice of such default from the Agent; or

    6.3 Representations. Any representation or warranty made by the Company herein or in any writing delivered pursuant hereto shall prove to have been incorrect in any material adverse respect when made; or

    6.4 Cross-Default. With respect to any Debt (other than Debt outstanding under this Credit Agreement) (i) the Company or any of its Significant Subsidiaries shall default in any payment of interest, principal or any other amount (beyond the applicable grace period with respect thereto, if any) on such Debt, in an aggregate amount in excess of $100,000,000, unless the time for payment shall have been effectively extended by written agreement of the parties thereto; (ii) the Company or any Significant Subsidiary shall default in the observance or performance of any covenant or agreement relating to any such Debt, in an aggregate amount in excess of $100,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or holders of such Debt (or trustee or agent on behalf of such holders) to cause any such Debt to become due prior to its stated maturity; (iii) any Subsidiary of the Company that is not a Significant Subsidiary shall either default in any payment of interest, principal or any other amount (beyond the applicable grace period with respect thereto, if any) of any such Debt, in an aggregate amount in excess of $100,000,000, or default in the observance or performance of any covenant or agreement relating to any such Debt, in an aggregate amount in excess of $100,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto the effect of which is to cause or permit the holder or holders of such Debt (or trustee or agent on behalf of such holders) to cause any such Debt to become due prior to its stated maturity, unless the time for payment shall have been effectively extended by written agreement of the parties thereto; or (iv) such Debt, in an aggregate amount in excess of $100,000,000 shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

    6.5 Bankruptcy; Insolvency. The Company or any Significant Subsidiary commences a voluntary case concerning the Company under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company or any Significant Subsidiary under the Bankruptcy Code and a decree or order constituting an order for relief against the Company or any Significant Subsidiary is entered and remains in effect and unstayed for 60 days; or the Company or any Significant Subsidiary is not generally paying its debts as such debts become due; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any Significant Subsidiary; or the Company or any Significant Subsidiary by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like of or for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; or the Company or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

    6.6 ERISA. Any Plan shall fail to maintain the minimum funding standard required for any plan year or part thereof, a Plan is or shall have been terminated or the subject of termination proceedings by the PBGC under ERISA, any Plan that is a single-employer plan (within the meaning of section 4001(a)(15) of ERISA) shall have an Unfunded Current Liability, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any Subsidiary, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under section 4971 of the Code, which in any such case will have a material adverse effect upon the consolidated financial condition of the Company and its Subsidiaries taken as a whole; or

    6.7 [Intentionally deleted]; or

    6.8 Judgments. If (a) any judgment the aggregate amount of which is in excess of $100,000,000 (to the extent not covered by insurance provided by a carrier who has acknowledged coverage), is rendered against the Company (or any Subsidiary) or (b) there is any attachment, injunction or execution against the Company's (or Subsidiary's) properties for any amount which is in excess of $100,000,000 (to the extent not covered by insurance provided by a carrier who has acknowledged coverage), or (c) there is issued by any federal, state or local agency against the Company (or a Subsidiary) a final, non-appealable order to pay or to remediate any property on account of an environmental problem where the amount of such payment or the cost of such remediation is in excess of $100,000,000 (to the extent not covered by insurance provided by a carrier who has acknowledged coverage), or (d) there is consent or settlement entered into by the Company (or a Subsidiary) on account of the occurrence or threat of the events described in subsection (c) hereof and such consent or settlement involves an amount in excess of $100,000,000 (to the extent not covered by insurance provided by a carrier who has acknowledged coverage), and, with respect to this section 6.8, such judgment, attachment, injunction, execution or order remains unpaid, unbonded, unvacated, unstayed or undismissed for a period of 30 days or, in the case of any such payment, remediation, consent or settlement required by subsection (c) or (d) hereof, the payment or remediation required in respect thereof is not made in accordance with the terms of any such order, consent or settlement; or

    6.9 Environmental. The Company or any Subsidiary, or their respective properties, shall become subject to one or more liens for costs or damages in excess of $100,000,000 (to the extent not covered by insurance provided by a carrier who has acknowledged coverage), individually or in the aggregate, under the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. section 9601 et seq., as reauthorized and amended by the Superfund Amendments and Reauthorization Act of 1986, or the regulations thereunder, or any other similar Federal, state or local laws or regulations and such liens are not either (a) removed within 30 days or (b) being contested in good faith by appropriate proceedings;

  then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, either or both of the following actions may be taken: (i) the Agent, acting under instructions from the Required Banks, by written notice to the Company, shall declare the principal of and accrued interest in respect of all of the Debt owing under this Agreement to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Notes to the contrary notwithstanding, and (ii) the Agent, acting under instructions from the Required Banks, by written notice to the Company, shall declare the Total Commitments terminated, whereupon the Commitment of each Bank and the obligation of each Bank to make Loans hereunder shall terminate immediately and any accrued Commissions shall forthwith become due and payable without any other notice of any kind; provided that if an Event of Default described in section 6.5 shall occur, the result which would otherwise occur only upon the giving of written notice by the Agent to the Company as specified in clauses (i) and (ii) above shall occur automatically without the giving of any such notice and without any instruction by the Required Banks to give such notice.

  SECTION 7
  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

  In order to induce the Banks to enter into this Agreement and to make the Loans provided for herein, the Company makes the following representations and warranties to, and covenants with, the Banks, all of which shall survive the execution and delivery of this Agreement and the Notes, if any:

  7.1 Financial Information. It has furnished to each Bank the consolidated statement of financial condition of the Company and of such companies as were then its Subsidiaries as at December 31, 2000 and March 31, 2001, and the related consolidated statements of net earnings and retained earnings for the year and periods then ended, as the case may be, accompanied in the case of the December 31, 2000 financial statements by the report on examination thereof by Arthur Andersen LLP; said statements fairly present the financial condition of the Company and the pertinent Subsidiaries and the results of their operations for the periods then ended, subject, in the case of the March 31, 2001 financial statements to normal year-end audit adjustments.

  7.2 No Violation. The making of this Agreement and compliance with its terms and the issuance of the Notes as contemplated herein will not violate any provision of applicable law or of the Company's certificate of incorporation or by-laws and will not result in a breach of any of the terms or conditions of or result in the imposition of any lien, charge or encumbrance upon any property of the Company pursuant to, or constitute a default under, any indenture or other agreement or instrument under which the Company is a party or is obligated, the Company's certificate of incorporation or by-laws or any law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court having jurisdiction over the Company or its property. All acts, things and conditions required by law and by the Company's certificate of incorporation or by-laws to make this Agreement a legal, valid and binding obligation of the Company have been duly performed and complied with and this Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforceability may be limited by general principles of equity and by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally.

  7.3 Corporate Status. The Company is a duly organized and existing Delaware corporation in good standing in Delaware, and each Subsidiary is a duly organized and existing corporation in good standing under the laws of the jurisdiction where it is incorporated. The Company and each Subsidiary are licensed or qualified and in good standing in every jurisdiction in which the failure to be licensed or qualified could have a material adverse effect on the consolidated financial condition of the Company and its Subsidiaries taken as a whole.

  7.4 Taxes, Etc. Except such as are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP applied on a Consistent Basis, all material taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon the Company and its Subsidiaries or upon any property thereof, which are due and payable, have been paid (except where non-payment would not have a material adverse effect on the consolidated financial condition of the Company and its Subsidiaries taken as a whole) and no material claims are being asserted with respect to any past due taxes, assessments, fees or other governmental charges against the Company or any of its Subsidiaries.

  7.5 Governmental Approvals. No authorization, approval, consent, permit, license or other order of any federal, state or local government, regulatory entity or agency thereof (collectively, the "Governmental Approvals") (other than those which have previously been obtained and are in effect) is required for (a) the operation and conduct of the businesses of the Company and its Subsidiaries, except where the failure to obtain any such Governmental Approval would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole and/or (b) the execution, delivery or performance of this Agreement or the Notes.

  7.6 ERISA. No Plan is insolvent or in reorganization the effect of which will be a material adverse effect upon the consolidated financial condition of the Company and its Subsidiaries taken as a whole; no Plan which is a single-employer plan (within the meaning of section 4001(a)(15) of ERISA) has an Unfunded Current Liability; and no Reportable Event, the effect of which will be a material adverse effect on the consolidated financial condition of the Company and its Subsidiaries taken as a whole has occurred and is continuing with respect to any Plan; neither the Company nor any Subsidiary has incurred any material accumulated funding deficiency within the meaning of ERISA or any material liability to PBGC.

  7.7 Regulations U and X. While it is understood that the proceeds of the Loans hereunder shall be used for general corporate purposes, which may include the purchasing or carrying of Margin Stock (provided that the Company gives each of the Banks prior written notice or telephonic notice confirmed in writing of such intended use), no part of the proceeds of any Loan hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for such purpose in violation of Regulations U or X of the Board of Governors of the Federal Reserve System.

  7.8 Rank of Debt. The obligations of the Company hereunder and under the Notes, if any, to pay the principal of and interest on all the Loans hereunder and other amounts payable hereunder will constitute direct, unconditional and general obligations of the Company ranking prior to or pari passu in all respects with all of its other indebtedness for borrowed money, except as permitted by section 5.3.

  7.9 Encumbrances. The Company has the legal power and authority to own its properties and assets and to carry on its businesses as now being conducted and as contemplated by this Agreement. Except as to (a) matters set forth in Exhibit D attached hereto, and (b) minor defects in title or other encumbrances that do not reduce in any material respect the value of such property, the Company has good and marketable title in fee simple to all of its real property and good title to all of its other property, and none of such property is subject to any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever except as may be permitted hereunder or contemplated hereby.

  7.10 Legal Proceedings. Except as set forth in Exhibit E attached hereto, there is to the Company's knowledge following due inquiry, no pending or threatened action or proceeding affecting the Company or any of its properties or rights before any court, governmental agency or arbitrator, which is likely, collectively or individually, to impair the right of the Company to carry on its business as now conducted or materially adversely affect the financial condition or operations of the Company taken as a whole.

  7.11 Judgments; Other Agreements. The Company is not, except as previously disclosed to each Bank:

  (a) A party to any judgment, order, decree or any agreement or instrument or subject to corporate restrictions materially adversely affecting its business, properties or assets, operations or condition (financial or otherwise);

  (b) In default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company is a party which default would have a material adverse effect on the business, properties or assets of the Company as a whole, or which default, in the reasonable judgment of the Company, would have a material adverse effect on the business, properties or assets of the Company and the Subsidiaries, taken as a whole.

  7.12 Environmental. The Company and its Subsidiaries are in substantial compliance with all applicable federal, state and local environmental laws and regulations and have all necessary permits to conduct their businesses in all jurisdictions in which said businesses are conducted, and are in substantial compliance therewith such that no such failure to have or be in compliance therewith would have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company's Annual Report on Form 10-K, or its Quarterly Reports on Form 10-Q, the Company and its Subsidiaries, to the best of the Company's knowledge, have not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with a release or other discharge of any hazardous, toxic or waste material, including petroleum, on, in, under or into the environment surrounding any property owned, used or leased by any of them.

  7.13 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

  7.14 Material Adverse Change. Since December 31, 2000, there have occurred no changes or circumstances which have had or would be reasonably expected to have a material adverse effect on the financial condition or operations of the Company and its Subsidiaries taken as a whole.

SECTION 8
AGENT

  8.1 Appointment. The Banks hereby appoint Bank of America, N.A. (successor to NationsBank, N.A.), as Agent to act as herein specified. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the Notes and any other instruments, documents and agreements referred to herein (this Agreement, such Notes and all other instruments, documents and agreements being herein referred to collectively as the "Loan Documents") and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agent or employees.

  8.2 Nature of Duties. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein. Each Bank has made prior to becoming a party to this Agreement and shall continue to make its own independent investigation of the financial condition and affairs of the Company, its Subsidiaries and affiliates in connection with the making and the continuance of the Loans hereunder and has made prior to becoming a party to this Agreement shall continue to make its own appraisal of the creditworthiness of the Company, its Subsidiaries and affiliates; and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. On each Business Day upon the Company's request, the Agent shall notify the Company of the current overnight federal funds rate.

  8.3 Rights Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Bank for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not be responsible to any Bank for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the financial condition of the Company, its Subsidiaries and affiliates. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the Company, any Subsidiary or affiliate or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Banks with respect to any actions or approvals which by the terms of this Agreement or any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under this Agreement or any of the Loan Documents until it shall have received such instructions from the Required Banks or all of the Banks, as may be required hereunder. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Loan Documents in accordance with the instructions of the Required Banks.

  8.4 Reliance. The Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

  8.5 Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Company, the Banks will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be at any time (including without limitation at any time following the payment of the Notes) imposed on, incurred by, or asserted against the Agent, acting pursuant hereto, in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to their respective Commitments hereunder; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations of the Banks under this section 8.5 shall survive the payment in full of the Notes and the termination of this Agreement.

  8.6 The Agent Individually. With respect to its Commitment hereunder, the Loans made by it, and any Notes issued to or held by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Bank or holder of a Note. The terms "Banks", "Required Banks" or "Holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank, one of the Required Banks or a holder of a Note. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any of its Subsidiaries or affiliates as if it were not acting pursuant hereto.

  8.7 Holders of Notes. The Agent may deem and treat the named payee (or any subsequent holder, transferee, assignee or payee of which the Agent has received written notice) of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by the Agent. Any request, authority or consent of any Person, who at the time of making such request or of giving such authority or consent is the named payee (or any subsequent holder, transferee, assignee or payee of which the Agent has received written notice) of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or payee of such Note or of any Note or Notes issued in exchange therefor.

  8.8 Resignation by the Agent. The Agent may resign from the performance of all of its functions and duties hereunder at any time by giving 30 Business Days' prior written notice to the Company and the Banks. Such resignation shall take effect upon the expiration of such 30 Business Day period or upon the earlier appointment of a successor pursuant to this section 8.8 or as provided in the definition of Agent. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Upon any such resignation, the Required Banks shall appoint a successor Agent who shall be satisfactory to the Company and shall be an incorporated bank or trust company. In the event no such successor shall have been so appointed by the 30th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and, until such time as the Required Banks shall appoint a successor Agent, any notification, demand or other communication required or permitted to be given by the Agent on behalf of the Banks to the Company hereunder shall be sufficiently given if given by the Required Banks, and any notification, demand, other communication, document, statement, other paper or payment required to be made, given or furnished by the Company to the Agent for distribution to the Banks shall be sufficiently made, given or furnished if made, given or furnished by the Company directly to each Bank entitled thereto and, in the case of payments, in the amount to which each such Bank is entitled. All powers specifically delegated to the Agent by the terms hereof may be exercised by the Required Banks.

  SECTION 9
  MISCELLANEOUS

  9.1 Definitions. As used herein the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

  "Agency Fee" shall mean the agency fee payable to the Agent pursuant to section 1.12(b).

  "Agent" shall have the meaning specified in the first paragraph of this Agreement.

  "Agreement" shall mean the Existing Agreement, as amended and restated by this Amended and Restated Credit Agreement, and as further amended, modified or restated from time to time.

  "Applicable Eurodollar Margin" shall be equal to the percentage set forth in the appropriate column in the definition of "Applicable Margin".

  "Applicable Facility Fee Margin" shall be equal to the percentage set forth in the appropriate column in the definition of "Applicable Margin".

  "Applicable Margin" (a) from and after the Effective Date to the Restatement Effective Date, for each Eurodollar Loan and for the Facility Fee shall be equal to the percentage set forth in the appropriate column in the first table below, and (b) from and after the Restatement Effective Date, for each Eurodollar Loan, for the Facility Fee and for the Utilization Fee shall be equal to the percentage set forth in the appropriate column in the second table below, in each case relating to Senior Debt ("Debt Rating") from Standard & Poor's and Moody's. In the event any of the Company's Debt Ratings fall in more than one level of the table, the Applicable Margin will be based on the level which includes the higher rating (associated with the less expensive pricing), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level higher than the level corresponding to the lower Debt Rating shall apply. All such ratings shall apply to Senior Debt. The Applicable Margin shall be subject to adjustment (upward or downward, as the case may be), effective as of the date on which Standard & Poor's or Moody's announces a rating change which results in a change in the Applicable Margin.

  From Effective Date to Restatement Effective Date

Level	Standard & Poor's Senior Debt Rating	Moody's Senior Debt Rating	Applicable Facility Fee Margin	Applicable Eurodollar Margin
Level I	AA- or higher	Aa3 or higher	.055%	.115%
Level II	A+	A1	.060%	.125%
Level III	A	A2	.070%	.130%
Level IV	A-	A3	.075%	.150%
Level V	BBB+	Baa1	.085%	.165%
Level VI	BBB or lower	Baa2 or lower	.110%	.240%

  From and After Restatement Effective Date
Level	Standard & Poor's Senior Debt Rating	Moody's Senior Debt Rating	Applicable Facility Fee Margin	Applicable Utilization Fee Margin	Applicable Eurodollar Margin
Level I	AA- or higher	Aa3 or higher	.070%	.050%	.130%
Level II	A+	A1	.080%	.050%	.170%
Level III	A	A2	.090%	.050%	.210%
Level IV	A-	A3	.100%	.050%	.275%
Level V	BBB+	Baa1	.125%	.100%	.425%
Level VI	BBB or lower	Baa2 or lower	.150%	.100%	.500%

  "Applicable Quarter" shall have the meaning specified in section 1.12(a).

  "Applicable Utilization Fee Margin" shall be equal to the percentage set forth in the appropriate column of the definition of "Applicable Margin."

  "Bank" or "Banks" shall have the meaning specified in the first paragraph of this Agreement.

  "Bank of America" means Bank of America, N.A. (successor to NationsBank, N.A.) in its capacity as a Bank hereunder.

  "Base Rate" shall mean the greater of (i) the Prime Rate or (ii) the Federal Funds Rate in effect from time to time plus one-half of one percent (1/2%).

  "Base Rate Loan" shall mean any Loan which is bearing interest at the rates provided in section 1.7(a)(i).

  "Board of Directors" shall mean either the board of directors of the Company or any duly authorized committee of that board.

  "Borrowing" shall mean the incurrence of a Syndicate Loan or a Competitive Bid Rate Loan on any given date.

  "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day on which banks in Dallas, Texas or New York, New York are authorized by law or other governmental actions to close and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

  "Capitalization" shall mean Long Term Debt plus Consolidated Net Worth.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  "Commissions" shall mean the Facility Fee and the Utilization Fee, payable pursuant to section 1.12(a), and the Agency Fee, payable pursuant to section 1.12(b).

  "Commitment" shall mean for each Bank the amount specified opposite its name on Schedule I hereto, as such amount may be reduced or increased from time to time in accordance with the terms of this Agreement.

  "Commitment Period" shall mean the period commencing on the date hereof and ending on October 1, 2001 and, as to any Bank, to the extent extended pursuant to section 1.1(b), to the Termination Date as to such Bank.

  "Competitive Bid Rate" for each Bank shall mean the rate of interest determined by such Bank to be applicable to a Competitive Bid Rate Loan for a specified Interest Period pursuant to section 1.7(b).

  "Competitive Bid Rate Loan" shall mean any Loan bearing interest at the rates provided in section 1.7(b).

  "Consistent Basis" in reference to the application of GAAP, means that the accounting principles observed in the period referred to are comparable in all material respects to those applied in the most recent preceding period.

  "Consolidated Net Worth" means, at any time, consolidated net stockholders equity of the Company and its Subsidiaries, determined in accordance with GAAP applied on a Consistent Basis.

  "Current Liabilities" means all items which, in accordance with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Company and its Subsidiaries.

  "Debt" means at any date, the following:

  (i) indebtedness for borrowed money;

  (ii) indebtedness representing the deferred purchase price of property, but excluding accounts payable and accrued liabilities arising, and on terms customary, in the ordinary course of business of the Company and its Subsidiaries;

  (iii) indebtedness which is evidenced by acceptances, notes or other instruments;

  (iv) obligations to pay rent with respect to leases required to be capitalized in accordance with GAAP;

  (v) reimbursement obligations under letters of credit (excluding reimbursement obligations in respect of letters of credit which are not, in effect, Guaranties);

  (vi) Guaranties;

  (vii) any obligation secured by a lien on assets, whether or not the obligor has assumed such obligation or whether or not such obligation is non-recourse to the credit of such obligor; and

  (viii) (without duplication of any obligation described in clauses (i) through (vii)) any obligations under swap, collar, cap or other interest rate protection agreements.

  "Default" shall mean any event, act or condition which with notice or lapse of time or both would constitute an Event of Default.

  "Effective Date" shall have the meaning specified in section 3.1.

  "Eligible Assignee" means any Bank or Affiliate or subsidiary of a Bank, and any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) that has a combined capital and surplus of at least $500,000,000 and that is reasonably acceptable to the Agent and the Company.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect on the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

  "Eurodollar Loan" or "Eurodollar Loans" shall mean any Loan or Loans during any period during which such Loan or Loans are bearing interest at the rates provided for in section 1.7(a)(iii).

  "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, an interest rate per annum equal to the sum of:

  (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, plus

  (b) the Applicable Eurodollar Margin.

  "Event of Default" shall mean each of the Events of Default provided in section 6.

  "Facility Fee" shall mean the facility fee payable to each Bank pursuant to section 1.12(a).

  "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100 of 1%), as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

  "GAAP" shall mean those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended.

  "Governmental Approvals" shall have the meaning specified in section 7.5.

  "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

  "Guaranty" or "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt or obligation, or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation, or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend.

  "Interest Period" shall have the meaning specified in section 1.8.

  "Investment Grade Rating" shall mean, at any date, that Senior Debt shall be rated "Baa3" or higher by Moody's and shall be rated "BBB-" or higher by Standard & Poor's (or in either case, the comparable ratings then in existence). The Company shall not be deemed to have an Investment Grade Rating if either Moody's or Standard & Poor's rates Senior Debt below the benchmark level for such agency described in the preceding sentence.

  "Loan" shall have the meaning specified in section 1.1.

  "Loan Documents" shall have the meaning specified in section 8.1.

  "Long Term Debt" means, at any date, all Debt of the Company and its Subsidiaries, or any of them, which would, in accordance with GAAP, be classified as long term debt on a consolidated balance sheet of the Company and its Subsidiaries, but in any event including all Debt under this Agreement, all Guaranties and other credit support obligations, all Debt, whether secured or unsecured having a final maturity more than one year after the date of the creation thereof, notwithstanding that payments in respect thereof are required to be made within one year after the date as of which the amount of Long Term Debt is being determined and including (but without duplication) any amount thereof which is at the time included also in Current Liabilities, and leases which are required to be capitalized in accordance with GAAP. Any Debt the maturity of which may be extended or renewed at the sole option of the Company to a date more than one year from the date as of which Long Term Debt is to be calculated hereunder shall be deemed Long Term Debt hereunder. Any Debt which is extended or renewed (other than pursuant to an option of the Company granted at the time of the original creation of such Debt) shall be deemed to have been created at the date of such extension or renewal.

  "Margin Stock" shall have the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect.

  "Moody's" shall mean Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized rating agency.

  "Note" shall have the meaning specified in section 1.5.

  "Notice of Syndicate Borrowing" shall have the meaning specified in section 1.3(a).

  "Notice Office" shall mean (i) with respect to any Syndicate Loan, the office of the Agent specified opposite its signature hereto as its Notice Office, or such other office of the Agent as the Agent may designate in writing to the Company and the other Banks from time to time, and (ii) with respect to any Competitive Bid Rate Loan, the office of the Bank making such Competitive Bid Rate Loan specified opposite its signature hereto as its Notice Office or at such other office of such Bank as such Bank may designate in writing to the Company and the Agent from time to time.

  "Outstanding Utilization" shall mean at any time the sum of the outstanding principal amount of all Loans (including Competitive Bid Rate Loans); the Outstanding Utilization of any Bank shall mean at any time the sum of the outstanding principal amount of Loans (including Competitive Bid Rate Loans) made by such Bank.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor thereto.

  "Person" shall mean and include any person, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, department or instrumentality thereof.

  "Plan" shall mean any multi-employer or single-employer plan which is subject to the provisions of Title IV of ERISA and which is maintained for employees of the Company and any Subsidiary or any other trade or business which is under common control with the Company or any Subsidiary within the meaning of section 414(o) of the Code.

  "Prime Rate" means the rate of interest publicly announced by Bank of America from time to time in Charlotte, North Carolina as its "prime rate". The Prime Rate is not necessarily the best or lowest rate of interest offered by Bank of America.

  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor to all or a portion thereof establishing reserve requirements.

  "Reportable Event" shall mean a reportable event as defined in section 4043(b) of ERISA with respect to a Plan as to which the thirty (30) day notice requirement has not been waived by the PBGC.

  "Required Banks" shall mean, for all purposes of this Agreement, Banks with Commitments aggregating at least 50% of the Total Commitments.

  "Restatement Effective Date" shall have the meaning specified in section 3.2.

  "Security" or "Securities" shall have the same meaning as in section 2(l) of the Securities Act of 1933, as amended.

  "Senior Debt" shall mean the long-term senior unsecured indebtedness of the Company, the creditworthiness of which is not supported through defeasance, guaranties or other credit enhancement.

  "Short Term Debt" shall mean, at any date, any Debt of the Company or any Subsidiary which is not Long Term Debt.

  "Significant Subsidiary" shall mean any Subsidiary (a) the total assets of which, as reflected on a consolidated balance sheet of such Subsidiary and all such Subsidiary's Subsidiaries prepared in accordance with GAAP applied on a Consistent Basis as required or authorized by regulatory authorities, would equal or exceed $100,000,000, and (b) the assets and liabilities of which are required to be consolidated with those of the Company in its consolidated financial statements in accordance with GAAP applied on a Consistent Basis.

  "Standard & Poor's" shall mean Standard & Poor's Ratings Group and any successor thereto that is a nationally recognized rating agency.

  "Subsidiary" of any Person means (a) any entity of which an aggregate of more than 50% (in number of votes) of the stock, membership interests, or other equity interests is owned of record or beneficially, directly or indirectly, by such Person, or (b) any partnership (limited or general) of which such Person shall at any time be the controlling general partner determined in accordance with GAAP or own more than fifty percent (50%) of the issued and outstanding partnership interests.

  "Syndicate Loan" shall mean a Loan which is a Base Rate Loan or a Eurodollar Loan and which is not a Competitive Bid Rate Loan.

  "Termination Date" shall mean (i) with respect to any Bank, the earlier of (A) the date such Bank's Commitment terminates pursuant to section 1.1(b), (B) the date upon which the Company has terminated the Commitment of such Bank pursuant to section 1.13, and (C) the date upon which such Bank's Commitment terminates pursuant to section 1.17, and (ii) with respect to all the Banks, the date upon which the Total Commitment is terminated by the Company pursuant to section 1.13 or by all Banks pursuant to clause (i) of this definition.

  "Total Commitments" shall mean at any time the aggregate of all the Commitments of all the Banks.

  "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued vested benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with section 412 of the Code.

  "Unutilized Commitment" shall mean, at any time (i) for any Bank, an amount equal to the Commitment of such Bank less the sum of the outstanding principal amount of Loans (including Competitive Bid Rate Loans) extended by such Bank, and (ii) with respect to the Banks as a group, an amount equal to the Total Commitments less the sum of the outstanding principal amount of all Loans (including Competitive Bid Rate Loans) of the Banks in the aggregate.

  "Utilization Fee" shall have the meaning specified in section 1.12(a).

  "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

  9.2 Accounting Principles. Except as otherwise specifically provided herein, all statements to be prepared and determinations to be made under this Agreement, including (without limitation) those pursuant to section 4.1, shall be prepared and made in accordance with GAAP applied on a Consistent Basis.

  9.3 Exercise of Rights. Neither the failure nor delay on the part of any of the Banks or any holder of a Note to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Banks and the holders of the Notes would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks and the holders of the Notes to any other or further action in any circumstances without notice or demand.

  9.4 Other Loans. Nothing in this Agreement shall be construed to limit in any way the right of the Company and any Bank to enter into transactions, including the advance of credit to the Company by such Bank, other than under this Agreement.

  9.5 Amendment and Waiver. With the prior written consent of the Required Banks and the Company, any provision of this Agreement may be amended, waived, supplemented, restated, discharged or terminated; except that the written consent of the Company, all of the Banks and each holder of a Note shall be required: (i) to extend the maturity of any Loan or Note (except as to Competitive Bid Rate Loans which may be modified by the Bank extending such Competitive Bid Rate Loan), or reduce the rate or extend the time of payment of interest or fees or Commissions thereon, or reduce the principal amount thereof, or, except as provided in section 1.14, increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any

  Bank), (ii) to amend, modify or waive any provision of this Section, or section 8.5, 9.2, 9.6, 9.7, 9.11, 9.13, or 9.14 or (iii) to reduce the percentage specified in the definition of Required Banks; and except that the consent of the Agent, the Company and the Required Banks shall be required to amend or modify any term or provision of Section 8 other than Section 8.5.

  9.6 Expenses. The Company shall pay all reasonable out-of-pocket costs and expenses (x) of the Agent and Banc of America Securities LLC (successor to NationsBanc Capital Markets, Inc.) incurred in connection with the development, preparation, syndication, execution, delivery, enforcement and administration of this Agreement and the Notes and any and all documents and agreements supplementary hereto or thereto regardless of whether the Loan Documents are executed (including, without limitation, the reasonable fees and expenses of counsel) and the making and repayment of the Loans and the payment of interest and (y) of the Agent and each Bank incurred in connection with any Event of Default or the enforcement of any of the foregoing (including, without limitation, the reasonable fees and expenses of counsel to the Agent). In addition, the Company shall pay all reasonable out-of-pocket costs and expenses of the Agent and Banc of America Securities LLC (successor to NationsBanc Capital Markets, Inc.) (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in connection with or relating to any amendment, waiver or consent with respect to any of the Loan Documents and any document or agreement supplemental thereto, including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring or similar proceeding. Further, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, the issuance of the Notes, or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. The Company agrees to indemnify, defend and hold the Agent and each of the Banks harmless from and against any and all liability (including, without limitation, interest, penalties and all reasonable attorneys' fees and expenses) to which either Agent or any of the Banks may become subject insofar as such liability arises out of or is based upon a suit or proceeding or governmental action brought or taken in connection with the use of the proceeds of the loans to acquire the stock or assets of any Person, whether such Agent or such Bank is a party thereto or is otherwise required to respond thereto, provided that the Company shall not be liable hereunder with respect to claims directly arising out of (i) any settlement made without its consent, which consent will not unreasonably be withheld, (ii) any proceeding brought against such Agent or such Bank by a security holder of such Agent or such Bank based upon rights afforded such security holder solely in its capacity as such, and (iii) the gross negligence or willful misconduct of such Agent or such Bank. All obligations provided for in this section 9.6 shall survive any termination of this Agreement.

  9.7 Benefit of Agreement.

  (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto (and as pertaining to Banc of America Securities LLC (successor to NationsBanc Capital Markets, Inc.) and its successors and assigns), provided that the Company may not assign or transfer any of its interest hereunder without the prior written consent of each Bank.

  (b) Any Bank may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Bank, provided that the Company shall not be liable for any increased cost or taxes or other identified liabilities that a Bank may incur as a result of any transfer by such Bank of any Loans from the office where initially maintained.

  (c) No Bank may assign its rights and its obligations under this Agreement, in all or any part of any Loan or Loans made by it or its Commitment or any other interest herein or in its Notes, except (i) in either case upon notice to the Company and the Agent and with the prior written consent of the Company and the Agent, which consent by the Company and the Agent shall not be unreasonably withheld and (ii) such assignment is to one or more Eligible Assignees. In the case of an assignment consented to by the Company and the Agent, and upon payment by the assigning Bank or the assignee Bank of a transfer fee of $3,000 payable to the Agent for its own account, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Bank hereunder and the holder of a Note; provided, notwithstanding the foregoing, there shall be no transfer fee required in connection with any such assignment between Affiliates.

  (d) Each Bank may, without the consent of the Company or the Agent, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and its Notes and any other document delivered in connection herewith. In the case of a participation, the participant shall not have any rights under this Agreement or any Note or any other document delivered in connection herewith (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company under sections 1.9, 1.10 and any other Section of this Agreement shall be determined as if such Bank had not sold such participation.

  9.8 Descriptive Headings. The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

  9.9 Notices, Requests, Demands. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made three days after having been deposited in the mails, postage prepaid, or, in the case of telex or telegraphic notice, when delivered to the telex or telegraph company, or in the case of telex or telecopier notice sent over a telex or a telecopier machine owned or operated by a party hereto, when sent, addressed to the Company, the Agent or the Banks, as the case may be, at their respective addresses shown opposite their signatures hereto or at such other address as any of the parties hereto may hereafter specify in writing to the others, except that any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent. No other method of giving notice is hereby precluded.

  9.10 Survival of Representations and Warranties. All representations and warranties contained herein or otherwise made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

  9.11 Governing Law, Etc. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND UNDER THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NORTH CAROLINA. THE COMPANY AND THE BANKS HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY NORTH CAROLINA STATE OR FEDERAL COURT SITTING IN MECKLENBURG COUNTY, NORTH CAROLINA, FOR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT, AND THE COMPANY AND THE BANKS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE COMPANY AND THE BANKS HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. THE COMPANY HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY IN ACTIONS BROUGHT IN RESPECT OF THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

  9.12 Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. Complete counterparts of this Agreement shall be lodged with the Company and the Agent and each Bank shall receive an executed counterpart of this Agreement executed by the Company and the Agent.

  9.13 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to such Bank under this Agreement and the Notes, including, without limitation, all interests in obligations purchased by such Bank pursuant to section 9.14, and all other claims of any nature or description arising out of or connected with this Agreement and the Notes, irrespective of whether or not such Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

  9.14 Proration of Excess Payments. The Banks agree among themselves that, with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made so that, in effect, all such amounts will be shared ratably among the Banks on the basis of the amounts then owed and due to each of them in respect of such obligation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or bankers lien, by counterclaim or cross action, under or pursuant to this Agreement, the Notes or otherwise. Each of the Banks agrees that if it should receive any payment on its Notes of a sum or sums in excess of its pro rata portion, then the Bank receiving such excess payment shall purchase for cash from the other Banks an interest in the Notes of such Banks in such amount as shall result in a ratable participation by each of the Banks in the aggregate unpaid amount of all outstanding Notes then held by all of the Banks. If all or any portion of such excess payment is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

  9.15 Designation. (a) Notwithstanding anything to the contrary contained herein, any Bank (a "Designating Bank") may grant to one or more special purpose funding vehicles (each, an "SPV"), identified as such in writing from time to time by the Designating Bank to the Agent and the Company, the option to provide to the Company all or any part of any Loan that such Designating Bank would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Bank shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Bank shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Bank to the same extent, and as if, such Loan were made by such Designating Bank.

  (b) As to any Loans or portion thereof made by it, each SPV shall have all the rights that a Bank making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Bank an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any other Loan Document) and to exercise on such SPV's behalf, all of such SPV's voting rights under this Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV, and the related Designating Bank shall be deemed to hold its Notes, if any, as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Bank as agent for such SPV.

  (c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Bank would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

  (d) In addition, notwithstanding anything to the contrary contained in this section 9.15 or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Designating Bank or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This section 9.15 may not be amended without the written consent of any Designating Bank affected thereby.

  (The remainder of this page has been intentionally left blank.)

  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ATTEST	ALLTEL CORPORATION

  By: /s/ Francis X. Frantz                                                             By: /s/Scott Ford

  Title: Secretary                                                                Title: President and COO

  (Corporate Seal)

  Address:

  ALLTEL Corporation

  One Allied Drive

  Little Rock, Arkansas 72203

  Attention: Treasurer

  Telephone: 501/905-7822

  Telecopy: 501/905-5095

  BANK OF AMERICA, N.A., in its capacity as Administrative Agent and in its individual capacity as a Bank

  Notice Office:

                                                                          By: /s/ Todd Shipley

  Bank of America, N.A.                                                       Title: Managing Director

  Communications Finance Group

  901 Main Street, 64th Floor

  Dallas, Texas 75202

  Attention: Mr. Todd Shipley

  Managing Director

  Telephone: 214-209-1078

  Telecopy: 214-209-9390

  Wire Instructions:

  Bank of America, N.A.

  Dallas, Texas

  ABA No.: 111000012

  Acct #: 1292000883

  Attention: Corporate Credit Support

  Reference: Alltel Corp

  Admin Contact Info:

  Ruth De La Garza

  Telephone: 214-209-0989

  Telecopy: 214-209-2118

  KEYBANK NATIONAL ASSOCIATION, in its capacity as a Co-Syndication Agent and in its individual capacity as a Bank

  Notice Office:

  KeyBank National Association                                 By: /s/Frank J. Jancar

  127 Public Square                                                 Title: Vice President

  OH-01-27-0606

  Cleveland, Ohio 44114

  Attention: Frank J. Jancar

  Telephone: 216-689-4442

  Telecopy: 216-689-4981

  Wire Instructions:

  KeyBank National Association

  127 Public Square

  Cleveland, Ohio 44114-1306

  ABA No.: 041-001-039

  Attention: Specialty Loan Services

  Reference: Alltel Corporation

  THE CHASE MANHATTAN BANK, in its capacity as a Co-Syndication Agent and in its individual capacity as a Bank

  Notice Office:

  The Chase Manhattan Bank

  270 Park Avenue                                             By: /s/ Dennis R. Wilczek

  36th Floor                                                     Title: Vice President

  New York, New York 10017

  Attention: Dennis Wilczek

  Telephone: 212-270-3459

  Telecopy: 212-270-4584

  Wire Instructions:

  The Chase Manhattan Bank

  New York, New York

  Credit: Commercial Loan Operations IOS #9420

  ABA No.: 021000021

  Reference: Alltel Corp. Commercial Loan Account

  FIRST UNION NATIONAL BANK, in its individual capacity as a Bank

  Notice Office:

  First Union National Bank                                   By: /s/ Brand Hosford

  301 S. College Street, DC-5                                     Title: Vice President

  Charlotte, North Carolina 28288-0760

  Attention: Brand Hosford

  Telephone: 704-374-6355

  Telecopy: 704-374-4793

  Wire Instructions:

  First Union National Bank

  Charlotte, North Carolina

  ABA No.: 053000219

  Acct No.: 1459168117011

  Attention: Jon Laska

  Reference: Alltel

  PNC BANK, NATIONAL ASSOCIATION, in its individual capacity as a Bank

  Notice Office:

  PNC Bank, National Association                                 By: /s/ Steven J. McGehrin

  Communications Banking Division                                     Title: Vice President

  21st Floor, MS F2-FO70-21-1

  1600 Market Street

  Philadelphia, Pennsylvania 19103

  Attention: Steven J. McGehrin

  Vice President

  Telephone: 215-585-6269

  Telecopy: 215-585-6680

  Wire Instructions:

  PNC Bank, N.A. (Pittsburgh, PA)

  ABA No.: 043000096

  Credit: Account No.: 196030010890

  Attention: Commercial Loan Operations

  Reference: Alltel Corporation

  SUNTRUST BANK, in its individual capacity as a Bank

  Notice Office:

  SunTrust Bank                                                 By: /s/ W. David Wisdom

  200 South Orange Avenue                                         Title: Vice President

  M/C 1109

  Orlando, Florida 32806

  Attention: Kimberly Evans

  Telephone: 407-237-4311

  Telecopy: 407-237-5126

  Wire Instructions:

  SunTrust Bank

  ABA No.: 063102152

  Credit Wire Clearing Account No. 9215004320

  Attention: Debbie Torres

  Reference: Alltel

  CITIBANK, N.A., in its capacity as a Co-Syndication Agent and in its individual capacity as a Bank

  Notice Office:

  Citibank, N.A.                                                 By: /s/ Elizabeth H. Minnella

  388 Greenwich Street                                             Title: Vice President

  21st Floor

  New York, NY 10013

  Attention: Elizabeth H. Minnella

  Vice President

  Telephone: 212-816-8424

  Telecopy: 212-816-8063

  Wire Instructions:

  Citibank, N.A.

  ABA No.: 021000089

  Account No.:40580089

  Reference: Alltel Corp.

  NATIONAL CITY BANK, in its individual capacity as a Bank

  Notice Office:

  National City Bank                                             By: /s/ Jeffrey L. Hawthorne

  155 East Broad Street                                             Title: Senior Vice President

  Columbus, Ohio 43251-0019

  Attention: Jeffrey L. Hawthorne

  Telephone: 614-463-7298

  Telecopy: 614-463-7172

  Wire Instructions:

  National City Bank

  155 East Broad Street

  Columbus, Ohio 43251-0019

  ABA No.: 041000124

  Credit: Loan Suspense Account No. 151804

  Attention: Commercial Loan Operations

  Reference: Alltel Corporation

  MELLON BANK, N.A., in its individual capacity as a Bank

  Notice Office:

  500 Grant Street                                             By: /s/ Raghunatha Reddy

  Room 0370, IMBC                                                 Title: Lending Officer

  Pittsburgh, PA 15258

  Attention: Raghunatha Reddy

  Lending Officer

  Telephone: 412-234-6460

  Telecopy: 412-234-6375

  Wire Instructions:

  Mellon Bank, N.A.

  Pittsburgh, PA

  ABA No.: 043000261

  Account No.:990873800

  Attention: Daria Armen

  Reference: Alltel Corporation